Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Fourth Quarter and 2010 Year End Results

Honolulu, Hawaii, February 3, 2011 - Territorial Bancorp Inc., (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.2 million or $0.28 per share, for the three months ended December 31, 2010, compared to $3.0 million for the three months ended December 31, 2009 or $0.27 per share. Net income rose by 6.3% for the three months ended December 31, 2010 compared to the same period in 2009. For the year ended December 31, 2010, the Company earned $11.0 million, or $0.97 per share, compared to $8.7 million for the year ended December 31, 2009 or $0.77 per share. Net income rose by 27.3% for the year ended December 31, 2010 compared to 2009.

The Company also announced that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.07 per share. The dividend is expected to be paid on March 3, 2011 to stockholders of record as of February 17, 2011.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We are pleased with Territorial Bancorp Inc.’s performance in a difficult economic environment and we will continue to focus on good asset quality. We would like to thank our customers for their business and our employees for the work they did in 2010. The Company was very successful in 2010 because of the contributions made by our employees.”

For the three months ended December 31, 2010 and 2009, net interest income was $12.0 million and $11.2 million, respectively. The increase in net interest income was primarily due to a decrease in interest paid on deposits and interest expense on securities sold under agreements to repurchase. Total interest and dividend income was $15.0 million for the three months ended December 31, 2010 compared to $15.5 million for the three months ended December 31, 2009. This decrease occurred primarily due to a reduction in interest earned on investment securities which totaled $5.9 million for the three months ended December 31, 2010 compared to $6.8 million for the three months ended December 31, 2009. During this same period, total interest expense decreased to $3.0 million for the three months ended December 31, 2010 compared to $4.4 million for the three months ended December 31, 2009. The decline in interest expense occurred as a result of a reduction in interest paid on deposits, subordinated debentures and securities sold under agreements to repurchase. The decline in interest expense is primarily due to lower interest rates paid on deposit accounts. Provision for loan losses decreased to $69,000 for the three months ended December 31, 2010 compared to $86,000 for the three months ended December 31, 2009. Noninterest income was $939,000 for the three months ended December 31, 2010 compared to $1.3 million for the three months ended December 31, 2009. The decline in noninterest income was primarily due to a reduction in service fees on loan and deposit accounts, income earned on bank-owned life insurance and gain on sale of loans. Service fees on loan and deposit accounts were $567,000 for the three months ended December 31, 2010 compared to $643,000 for the three months ended December 31, 2009. Income earned on bank-owned life insurance decreased to $252,000 for the three months ended December 31, 2010 from $367,000 for the three months ended December 31, 2009. Gain on sale of loans was $22,000 for the three months ended December 31, 2010 compared to $194,000 for the three months ended December 31, 2009. Noninterest expense increased to $8.6 million for the three months ended December 31, 2010 as compared to $7.7 million for the three months ended December 31, 2009. The increase in noninterest expense was primarily due to higher compensation and employee benefit expense. A significant portion of this increase was due to expenses accrued for the employee stock ownership plan that was part of the conversion to a publicly held company and awards made under the equity incentive plan that was approved by stockholders in August 2010. Income tax expense decreased to $982,000 for the three months ended December 31, 2010 from $1.8 million for the three months ended December 31, 2009 as the Company recorded a $1.0 million tax refund as settlement of a tax case with the State of Hawaii. The refund was previously described in the Company’s SEC form 10-Q for the quarter ended September 30, 2010.

For the year ended December 31, 2010 net interest income was $46.3 million compared to $41.5 million for the year ended December 31, 2009. Total interest and dividend income remained relatively stable decreasing to $61.1 million for the year ended December 31, 2010 from $61.5 million for the year ended December 31, 2009. Total interest expense decreased to $14.8 million for the year ended December 31, 2010 from $20.0 million for the year ended December 31, 2009, due to decreases in interest paid on deposits, subordinated debentures and securities sold under agreements to repurchase. The decrease in interest expense is due to the pay off of $24.7 million of subordinated debentures and $25.0 million of reverse repos and a decline in interest rates paid on deposit accounts. Provision for loan losses decreased to $345,000 for the year ended December 31, 2010 compared to $1.2 million for the year ended December 31, 2009. Noninterest income was $2.1 million for the year ended December 31, 2010 compared to $2.5 million for the year ended December 31, 2009. This decrease in noninterest income was primarily due to a reduction in gain on sale of loans to $442,000 for the year ended December 31, 2010 from $1.6 million for the year ended December 31, 2009 and a reduction of other-than-temporary impairment losses on trust preferred securities to $2.4 million for the year ended December 31, 2010 from $3.5 million for the year ended December 31, 2009. Noninterest expense was $31.5 million for the year ended December 31, 2010 compared to $29.5 million for the year ended December 31, 2009. The increase in noninterest expense was primarily due to higher compensation and employee benefits, occupancy, and other general and administrative expenses. A significant portion of the increase in compensation and employee benefits was due to expenses accrued for the employee stock ownership plan that was part of the conversion to a publicly held company and awards made under the equity incentive plan that was approved by stockholders in August 2010. Other general and administrative expenses were $3.9 million for the year ended December 31, 2010 compared to $3.4 million for the year ended December 31, 2009. The increase in general and administrative expenses was primarily due to an increase in expenses associated with being a publicly held company. Expenses were incurred to file SEC reports and to document and test internal controls to comply with the Sarbanes-Oxley Act. The increase in these expenses was offset by a decrease in federal deposit insurance premiums and in the loss on extinguishment of debt that occurred when the unamortized costs related to the issuance of $24.7 million of subordinated debentures were written off.

Total assets grew to $1.443 billion at December 31, 2010 from $1.390 billion at December 31, 2009. Cash and cash equivalents increased to $194.4 million at December 31, 2010 from $136.0 million at December 31, 2009. The increase in cash and cash equivalents was primarily due to growth in deposits. Deposits increased to $1.076 billion at December 31, 2010 from $1.015 billion at December 31, 2009. Investment securities decreased to $531.1 million as of December 31, 2010 from $598.4 million at December 31, 2009 due to an increase in repayments. Loans receivable grew to $641.8 million at December 31, 2010 from $597.7 million at December 31, 2009 due to an increase in residential mortgage loan production. Total stockholders’ equity increased to $227.4 million at December 31, 2010 from $219.7 million at December 31, 2009. The increase in stockholders’ equity was primarily due to the Company’s 2010 earnings.

Total delinquent loans ninety days or more past due and not accruing was $808,000 (7 loans) at December 31, 2010, an increase of $531,000 (2 loans) compared to $277,000 (5 loans) at December 31, 2009. Asset quality remained strong with the ratio of nonperforming assets to total assets increasing slightly to 0.06% at December 31, 2010 from 0.05% at December 31, 2009. The allowance for loan losses at December 31, 2010 was $1.5 million and represented 0.23% of total loans. At December 31, 2009, the allowance for loan losses was $1.7 million and represented 0.28% of total loans.

In December, 2010 Territorial Savings Bank opened its twenty-sixth branch (Piikoi Branch) in Honolulu to serve the residents of Hawaii, Oahu. The Piikoi branch is the twentieth Territorial Savings Bank branch on the island of Oahu.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has twenty-six branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009
Interest and dividend income:
Investment securities	$5,935	$6,843	$25,754	$25,601
Loans	8,941	8,618	34,959	35,775
Other investments	112	77	402	149

Total interest and dividend income	14,988	15,538	61,115	61,525

Interest expense:
Deposits	1,911	3,085	10,395	14,129
Advances from the Federal Home Loan Bank	54	—	153	33
Securities sold under agreements to repurchase	1,069	1,269	4,280	5,008
Subordinated debentures and other borrowings	—	—	—	814

Total interest expense	3,034	4,354	14,828	19,984

Net interest income	11,954	11,184	46,287	41,541
Provision for loan losses	69	86	345	1,198

Net interest income after provision for loan losses	11,885	11,098	45,942	40,343

Noninterest income:
Other-than-temporary impairment losses	—	—	(2,404)	(3,481)
Service fees on loan and deposit accounts	567	643	2,401	2,611
Income on bank-owned life insurance	252	367	1,017	1,142
Gain on sale of investment securities	—	(1)	350	266
Gain on sale of loans	22	194	442	1,636
Other	98	114	322	331

Total noninterest income	939	1,317	2,128	2,505

Noninterest expense:
Salaries and employee benefits	5,260	4,567	18,793	16,449
Occupancy	1,291	1,131	4,719	4,492
Equipment	779	742	2,963	2,967
Loss on extinguishment of debt	—	—	—	507
Federal deposit insurance premiums	297	214	1,195	1,747
Other general and administrative expenses	1,017	997	3,860	3,383

Total noninterest expense	8,644	7,651	31,530	29,545

Income before income taxes	4,180	4,764	16,540	13,303
Income taxes	982	1,755	5,512	4,639

Net income	$3,198	$3,009	$11,028	$8,664

Basic earnings per share (1)	$0.28	$0.27	$0.97	$0.77

Fully-diluted earnings per share (1)	$0.28	$0.27	$0.97	$0.77

Cash dividends declared per common share	$0.07	N/A	$0.24	N/A

Basic weighted average shares outstanding (1)	11,325,428	11,291,311	11,322,798	11,279,716

Diluted weighted average shares outstanding (1)	11,340,854	11,291,311	11,369,161	11,279,716

(1)	Number of shares for the three and nine months ended December 31, 2009 are calculated from the effective date of July 10, 2009 to the period end.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share data)

Assets	12/31/2010	12/31/2009
Cash and cash equivalents	$194,435	135,953

Investment securities available for sale	14,434	—
Investment securities held to maturity, at amortized cost (fair value of $546,844 and $606,269 at December 31, 2010 and 2009, respectively)	531,131	598,394
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	3,234	1,084
Loans receivable, net	641,790	597,700
Accrued interest receivable	4,536	4,781
Premises and equipment, net	5,426	4,495
Real estate owned	—	159
Bank-owned life insurance	29,266	28,249
Deferred income taxes receivable	22	—
Prepaid expenses and other assets	6,790	6,449

Total assets	$1,443,412	1,389,612

Liabilities and Equity
Liabilities:
Deposits	$1,076,470	1,014,668
Advances from the Federal Home Loan Bank	10,000	—
Securities sold under agreements to repurchase	105,200	130,200
Subordinated debentures	—	—
Accounts payable and accrued expenses	20,430	18,837
Current income taxes payable	577	670
Deferred income taxes payable	—	2,661
Advance payments by borrowers for taxes and insurance	3,376	2,905

Total liabilities	1,216,053	1,169,941

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 12,177,418 and 12,233,125 shares at December 31, 2010 and 2009, respectively	122	122
Additional paid-in capital	119,153	118,823
Unearned ESOP shares	(8,808)	(9,297)
Retained earnings	119,397	111,082
Accumulated other comprehensive loss	(2,505)	(1,059)

Total stockholders' equity	227,359	219,671

Total liabilities and stockholders' equity	$1,443,412	1,389,612

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

December 31, 2010

	Three Months Ended December 31,
	2010	2009
Performance Ratios (annualized):

Return on average assets	0.89%	0.87%
Return on average equity	5.61%	5.51%
Net interest margin on average interest earning assets	3.42%	3.35%

	At December 31, 2010	At December 31, 2009
Selected Balance Sheet Data:

Book value per share (1)	$18.67	$17.96
Stockholders' equity to total assets	15.75%	15.81%

Asset Quality (Dollars in thousands, except for ratios):

Delinquent loans 90 days or more past due and not accruing (2)	$808	$277
Non-performing assets (2)	808	679
Allowance for loan losses	1,488	1,681
Non-performing assets to total assets	0.06%	0.05%
Allowance for loan losses to total loans	0.23%	0.28%
Allowance for loan losses to non-performing assets	184.16%	247.57%

Notes:

(1)	Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs